Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Kevin Kim 608-278-6148

Spectrum Brands Holdings Reports Fiscal 2020 Second Quarter Results

•	Net Sales Increased 3.4% and Organic Sales Increased 4.1%
•	GAAP Operating Income Increased 62.7%, Driven by Improved Gross Profit
•	Adjusted EBITDA Increased 21.5%
•	Proactive Steps to Improve Liquidity and Financial Flexibility
o	Total Current Liquidity of Over $600 Million as of Today, which Includes Over $500 Million of Cash and an Incremental $90 Million Available Under the Company’s Revolver
•	In Light of Uncertainty Surrounding COVID-19 Impacts, the Company is Withdrawing Fiscal 2020 Guidance

Middleton, WI, April 30, 2020 – Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the second quarter of fiscal 2020 ended March 29, 2020.

“First and foremost, I want to say thank you to our Spectrum Brands family. With over 11,000 employees worldwide, I am proud of the amazing way in which we responded, collaborated and took proactive steps to protect our people and our Company and to serve our retail customers and consumers all around the world.  What we have learned during these unprecedented times, is that Spectrum Brands is a company whose products are essential and whose retail customers are essential and have so far predominantly remained open around the world.  I have never seen our people come together the way they have over the last six weeks and demonstrate so clearly our vision of having a team that is empowered and inspired. I believe that what has motivated our people during these challenging times is the realization that we are not just making goods and providing services, we are coming alongside our fellow citizens through this crisis by helping them cook meals in their kitchen, take care of and enjoy their pets, secure their homes and businesses, rid their yards of weeds, and protect their families and homes from insects. This is no more evident than our team in Blacksburg, VA pivoting to produce Cutter-branded hand sanitizer in a few short weeks. This accomplishment affirms that our people are our greatest asset. Again, a big thank you from the bottom of my heart,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands Holdings.

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“Our second quarter results reflected strong top and bottom-line results, with net sales growth of 3%, organic growth of 4%, operating income growth of 62.7% and adjusted EBITDA growth of 21.5%. It is important to recognize that this growth was driven by strong results throughout the quarter. From a balance sheet perspective, we moved quickly to increase the amount of cash on hand to strengthen liquidity by drawing down on our $800 million revolver and ended the quarter with $458 million of cash on hand. Since the end of the quarter, we added a new $90 million tranche to our revolving credit facility. During the quarter, we also finalized the sale of the European dog and cat food manufacturing operations for cash proceeds of over $30 million, closed our Cambodia rawhide manufacturing facility and acquired Omega Sea to add to the Global Pet Care portfolio of aquatics brands. All of these accomplishments further demonstrate the importance of strong, consistent execution,” said Mr. Maura.

Fiscal 2020 Second Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	March 29, 2020	March 31, 2019	Variance
Net sales	$937.8	$906.7	$31.1	3.4%
Gross profit	328.9	305.5	23.4	7.7%
Operating income	67.7	41.6	26.1	62.7%
Net loss from continuing operations	(59.2)	(54.0)	(5.2)	(9.6%)
Diluted loss per share from continuing operations	$(1.29)	$(1.06)	$(0.23)	(22.2%)
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$140.4	$115.6	$24.8	21.5%
Adjusted EPS from continuing operations	$0.91	$0.26	$0.65	248.1%
n/m = not meaningful

•

Net sales increased 3.4%. Excluding the impact of $7.3 million of unfavorable foreign exchange and acquisition sales of $0.8 million, organic net sales increased 4.1%, with growth in Global Pet Care, Home & Personal Care and Home & Garden, offset by a slight decline in Hardware & Home Improvement.  In total, the Company estimates that the net COVID 19 impact to revenue in the quarter was a negative ($7.5) million.

•

Gross profit margin increased 140 basis points as a cash benefit of $8.4 million from retrospective tariff exclusions, improved productivity and volume growth were partially offset by higher tariffs and unfavorable foreign exchange rates.

•

Operating income was driven by the increase in sales and gross profit. In addition, there was recognition of a $7 million gain on the final disposition of the European dog and cat food manufacturing operations offsetting higher Global Productivity Improvement Plan (“GPIP”) restructuring costs.

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•	Net loss and diluted loss per share were driven by a loss on the Company’s Energizer common stock holding despite an increase in operating income, lower interest expense and lower shares outstanding.
•

Adjusted EBITDA increased 21.5%. Growth in Hardware & Home Improvement, Global Pet Care and Home & Personal Care was offset by a slight decline in Home & Garden.  In total, the Company estimates that the net COVID-19 impact to operating income and adjusted EBITDA in the quarter was a negative ($3.6) million.

•	Adjusted EBITDA margin improved 230 basis points driven primarily by improved gross profit and lower operating expenses.
•	Adjusted diluted EPS increased 248.1% and was attributable to improved operating income, lower interest expense and lower shares outstanding.
•

During the quarter, the Company repurchased 2.7 million shares of common stock for $149.2 million through open market repurchases and settled its Accelerated Share Repurchase Program (ASR) for an additional 0.3 million shares. In connection with the other steps we took to bolster our liquidity, we also temporary suspended our stock repurchase program.

•	The Company currently does not expect to change its dividend policy, which issues a quarterly payout of 42 cents per share to shareholders.

Fiscal 2020 Second Quarter Segment Level Data

Hardware & Home Improvement (HHI)

	Three Month Periods Ended
(in millions, except %)	March 29, 2020	March 31, 2019	Variance
Net Sales	$329.1	$331.1	$(2.0)		(0.6%)
Operating Income	61.0	44.4	16.6		37.4%
Operating Income Margin	18.5%	13.4%	510	bps
Adjusted EBITDA	$69.5	$52.7	$16.8		31.9%
Adjusted EBITDA Margin	21.1%	15.9%	520	bps
n/m = not meaningful

Net sales were down slightly, with a slight decline in residential security, partially offset by growth from builders’ hardware. The sales growth in builder’s hardware was driven by new product introductions in the home center channel. Organic net sales decreased 0.6%. The net impact of COVID-19 in the quarter was nearly $3 million in revenue loss due to supply challenges, which more than offset orders customers pulled forward in to the second quarter.

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Significantly higher operating income, adjusted EBITDA and margins were driven by a cash benefit of $8.4 million from retrospective tariff exclusions and productivity improvements, partially offset by tariff costs.

Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	March 29, 2020	March 31, 2019	Variance
Net Sales	$232.7	$221.7	$11.0		5.0%
Operating Loss	(3.5)	(6.8)	3.3		(48.5%)
Operating Loss Margin	(1.5%)	(3.1%)	160	bps
Adjusted EBITDA	$8.0	$4.5	$3.5		77.8%
Adjusted EBITDA Margin	3.4%	2.0%	140	bps
n/m = not meaningful

Net sales were driven by growth throughout the quarter, across all regions and by increases in both personal care and small appliances. Strong net sales growth in the U.S. was driven by mass and online channels despite declines from the impact of temporary store closures of many department store and specialty channels during the last few days of the quarter. Excluding unfavorable foreign exchange impacts of $5.6 million, organic net sales grew 7.5%.

Reduced operating loss, and higher adjusted EBITDA and EBITDA margins were driven by higher volumes, lower operating expenses and productivity improvements, partially offset by foreign exchange headwinds and tariff costs.

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Global Pet Care  (GPC)

	Three Month Periods Ended
(in millions, except %)	March 29, 2020	March 31, 2019	Variance
Net Sales	$236.9	$214.9	$22.0		10.2%
Operating Income	28.2	19.7	8.5		43.1%
Operating Income Margin	11.9%	9.2%	270	bps
Adjusted EBITDA	$40.0	$32.8	$7.2		22.0%
Adjusted EBITDA Margin	16.9%	15.3%	160	bps
n/m = not meaningful

Higher net sales were attributable to strong growth in both the companion animal and aquatics categories. Growth occurred throughout the quarter and accelerated at the end of the quarter. Excluding unfavorable foreign exchange impacts of $1.6 million and acquisition sales of $0.8 million, organic net sales grew 10.6%.

Higher operating income, adjusted EBITDA and EBITDA margin growth were driven by volume growth, productivity improvements and positive pricing, partially offset by higher tariff costs. Operating income growth was also driven by a $7 million gain from disposition of the European dog and cat food manufacturing operations.

Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	March 29, 2020	March 31, 2019	Variance
Net Sales	$139.1	$139.0	$0.1		0.1%
Operating Income	23.0	24.6	(1.6)		(6.5%)
Operating Income Margin	16.5%	17.7%	(120)	bps
Adjusted EBITDA	$28.4	$29.6	$(1.2)		(4.1%)
Adjusted EBITDA Margin	20.4%	21.3%	(90)	bps
n/m = not meaningful

Net sales were essentially flat with the prior year despite difficult year ago comparisons and COVID-19 related transportation shortages, as strong POS in the quarter generated early season orders. Net sales growth of our brands was offset by a decline in private label and captive brands sales.

Lower operating income, adjusted EBITDA and margins were driven by the COVID-19 related revenue impact, timing of supplier rebates and tariff costs, which were partially offset by productivity improvements and mix favorability.

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Liquidity and Debt

Spectrum Brands completed the quarter with a strong liquidity position, including a cash balance of $458 million.

As of the end of the second quarter of fiscal 2020, the Company had approximately $3,042 million of debt outstanding, consisting of approximately $2,019 million of senior unsecured notes, $780 million of Revolver borrowings and approximately $243 million of capital leases and other obligations.

On April 3, 2020, as part of a series of precautionary measures in response to the COVID-19 outbreak, the Company strengthened its liquidity by adding a $90 million dollar denominated tranche to its existing $800 million multi-currency Cash Flow Revolver. The Company believes that its strong balance sheet and ample flexibility on debt covenants provide it with meaningful financial flexibility.

Fiscal 2020 Outlook for Continuing Operations

Given the rapidly changing social and economic conditions around the globe as a result of the COVID-19 pandemic, the Company has withdrawn its fiscal 2020 guidance.

While withdrawing our guidance, the Company believes that is well positioned to weather the COVID-19 pandemic because of the appeal that of brands and products in a stay at home environment and the positive results of its efforts in pursuing and executing its productivity improvement programs and the investments it has made in its products and brands. Equally, the Company believes that it is assisted by its strong liquidity position and its expected ability to access the debt and capital markets should the needs arise in the future.

Nonetheless, there can be no assurance regarding the future performance of the Company and there are a number of factors related to the COVID-19 pandemic that are negatively and materially impacting the Company’s results of operations and financial condition. Such factors include, continued or future disruptions at its manufacturing facilities around the world, including further or continued disruptions in the places it is currently experiencing disruptions such as the Philippines, Mexico, the United States and China; the pandemic’s impact on the global economy and consumer behavior; and the future impact of the pandemic on the economy and financial markets generally. The full impact of these factors and other factor cannot be fully assessed at this time.

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Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, April 30, 2020.  To access the live conference call, U.S. participants may call 877-604-7329 and international participants may call 602-563-8688.  The conference ID number is 6314509.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through May 14.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. For more information, please visit www.spectrumbrands.com.

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Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in providing additional meaningful comparisons between current results and results in prior periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate.  Adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and to meet working capital requirements.  Our definition of adjusted free cash flow takes into consideration capital investments required to maintain operations of our businesses and execute our strategy.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

This document contains, and certain oral and written statements made by our representatives from time to time may contain, forward-looking statements, including, without limitation, statements made under “Fiscal 2020 Outlook for Continuing Operations”, statements regarding our Global Productivity Improvement Plan and other statements regarding the Company’s ability to meet its expectations for its fiscal 2020. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate,” “intend,”

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“plan,” “estimate,” “believe,” “belief,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of the COVID-19 pandemic on our customers, employees, manufacturing facilities and suppliers and our overall business and results of operations, all of which tend to aggravate the other risks and uncertainties we face (2) the impact of our indebtedness on our business, financial condition and results of operations; (3) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (4) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (5) the effects of general economic conditions, including the impact of, and changes, to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (6) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (7) interest rate and exchange rate fluctuations; (8) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (9) competitive promotional activity or spending by competitors, or price reductions by competitors; (10) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (11) the impact of actions taken by significant stockholders; (12) changes in consumer spending preferences and demand for our products, particularly in light of the current pandemic and economic stress; (13) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (14) our ability to successfully identify, implement, achieve and sustain productivity improvements (including our Global Productivity Improvement Plan), cost efficiencies (including at our manufacturing and distribution operations), and cost savings; (15) the seasonal nature of sales of certain of our products; (16) the effects of climate change and unusual weather activity as well as further natural disasters and pandemics; (17) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (18) our discretion to conduct, suspend or discontinue our share repurchase program (including our discretion to conduct purchases, if any, in a variety of manners such as open-market purchases or privately negotiated transactions) (19) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (20) the impact of existing, pending or threatened litigation, government regulations or other requirements or operating standards applicable to our business; (21) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (22) changes in accounting policies applicable to our business; (23) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (24) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (25) our ability to successfully implement further acquisitions or dispositions and the impact of any such transactions on our financial performance; (26) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; (27) the effects of political or economic conditions, terrorist attacks, acts of war, natural disasters, public health concerns or other unrest in international markets; and (28) the other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K and subsequent Quarterly Report(s) on Form 10-Q.

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We caution the reader that our estimates of trends, market share, retail consumption of our products and reasons for changes in such consumption are based solely on limited data available us and our management’s reasonable assumptions about market conditions, and consequently may be inaccurate or may not reflect significant segments of the retail market.    We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this document or to reflect actual outcomes.

# # #

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
(in millions, except per share amounts)	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Net sales	$937.8	$906.7	$1,809.3	$1,787.0
Cost of goods sold	606.0	601.0	1,198.5	1,174.7
Restructuring and related charges	2.9	0.2	12.8	1.0
Gross profit	328.9	305.5	598.0	611.3
Selling	150.0	151.4	296.1	306.9
General and administrative	81.9	83.6	162.2	183.0
Research and development	10.1	11.2	19.9	22.3
Restructuring and related charges	19.0	12.4	36.6	20.5
Transaction related charges	7.2	5.3	11.3	11.6
(Gain) loss on assets held for sale	(7.0)	—	25.7	—
Write-off from impairment of intangible assets	—	—	24.2	—
Total operating expenses	261.2	263.9	576.0	544.3
Operating income	67.7	41.6	22.0	67.0
Interest expense	35.5	94.2	70.4	151.2
Other non-operating expense, net	110.4	24.1	66.8	24.8
Loss from continuing operations before income taxes	(78.2)	(76.7)	(115.2)	(109.0)
Income tax benefit	(19.0)	(22.7)	(18.3)	(26.0)
Net loss from continuing operations	(59.2)	(54.0)	(96.9)	(83.0)
Income from discontinued operations, net of tax	1.4	783.6	4.3	700.4
Net (loss) income	(57.8)	729.6	(92.6)	617.4
(Loss) income attributable to non-controlling interest	(0.8)	1.0	0.1	1.2
Net (loss) income attributable to controlling interest	$(57.0)	$728.6	$(92.7)	$616.2
Amounts attributable to controlling interest
Net loss from continuing operations attributable to controlling interest	$(58.4)	$(55.0)	$(97.0)	$(84.2)
Net income from discontinued operations attributable to controlling interest	1.4	783.6	4.3	700.4
Net (loss) income attributable to controlling interest	$(57.0)	$728.6	$(92.7)	$616.2
Earnings Per Share
Basic earnings per share from continuing operations	$(1.29)	$(1.06)	$(2.09)	$(1.60)
Basic earnings per share from discontinued operations	0.03	15.13	0.09	13.32
Basic earnings per share	$(1.26)	$14.07	$(2.00)	$11.72
Diluted earnings per share from continuing operations	$(1.29)	$(1.06)	$(2.09)	$(1.60)
Diluted earnings per share from discontinued operations	0.03	15.13	0.09	13.32
Diluted earnings per share	$(1.26)	$14.07	$(2.00)	$11.72
Weighted Average Shares Outstanding
Basic	45.1	51.8	46.4	52.6
Diluted	45.1	51.8	46.4	52.6

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Six Month Periods Ended
(in millions)	March 29, 2020	March 31, 2019
Cash flows from operating activities
Net cash used by operating activities from continuing operations	$(184.6)	$(279.7)
Net cash used by operating activities from discontinued operations	—	(254.0)
Net cash used by operating activities	(184.6)	(533.7)
Cash flows from investing activities
Purchases of property, plant and equipment	(31.7)	(27.1)
Proceeds from disposal of property, plant and equipment	0.6	0.1
Proceeds from sale of discontinued operations, net of cash	—	2,854.4
Business acquisitions, net of cash acquired	(17.0)	—
Proceeds from sale of equity investment	28.6	—
Other investing activity	2.5	—
Net cash (used) provided by investing activities from continuing operations	(17.0)	2,827.4
Net cash used by investing activities from discontinued operations	—	(5.3)
Net cash (used) provided by investing activities	(17.0)	2,822.1
Cash flows from financing activities
Payment of debt, including premium on extinguishment	(130.0)	(2,479.9)
Proceeds from issuance of debt	780.0	136.3
Payment of debt issuance costs	(0.8)	(0.1)
Payment of contingent consideration	(197.0)	—
Treasury stock purchases	(239.8)	(268.5)
Accelerated share repurchase	(125.0)	—
Dividends paid to shareholders	(39.1)	(44.6)
Share based award tax withholding payments, net of proceeds upon vesting	(12.6)	(2.5)
Net cash provided (used) by financing activities from continuing operations	35.7	(2,659.3)
Net cash used by financing activities from discontinued operations	—	(2.3)
Net cash provided (used) provided by financing activities	35.7	(2,661.6)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	(3.1)
Net change in cash, cash equivalents and restricted cash	(166.4)	(376.3)
Net change in cash, cash equivalents and restricted cash in discontinued operations	—	—
Net change in cash, cash equivalents and restricted cash in continuing operations	(166.4)	(376.3)
Cash, cash equivalents, and restricted cash, beginning of period	627.1	561.4
Cash, cash equivalents, and restricted cash, end of period	$460.7	$185.1

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	March 29, 2020	September 30, 2019
Assets
Cash and cash equivalents	$457.8	$627.1
Trade receivables, net	465.9	356.7
Other receivables	99.5	74.2
Inventories	607.9	548.4
Prepaid expenses and other current assets	60.1	53.5
Total current assets	1,691.2	1,659.9
Property, plant and equipment, net	396.2	452.9
Operating lease assets	93.6	—
Investments	134.0	230.8
Deferred charges and other	102.8	51.7
Goodwill	1,324.1	1,328.1
Intangible assets, net	1,453.3	1,507.1
Total assets	$5,195.2	$5,230.5
Liabilities and Shareholders' Equity
Current portion of long-term debt	$13.3	$136.9
Accounts payable	387.4	456.8
Accrued wages and salaries	47.7	72.1
Accrued interest	36.7	29.3
Indemnification payable to Energizer	31.7	230.8
Other current liabilities	190.1	216.0
Total current liabilities	706.9	1,141.9
Long-term debt, net of current portion	2,999.1	2,214.4
Long term operating lease liability	79.7	—
Deferred income taxes	77.2	55.9
Other long-term liabilities	110.1	112.0
Total liabilities	3,973.0	3,524.2
Shareholders' equity	1,214.1	1,698.3
Noncontrolling interest	8.1	8.0
Total equity	1,222.2	1,706.3
Total liabilities and equity	$5,195.2	$5,230.5

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:

•	Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments;
•

Transaction related charges consist of (1) transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business; and (2) divestiture related transaction costs that are recognized in continuing operations and post-divestiture separation costs consisting of incremental costs to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred as part of the divestitures and exiting of TSAs;

•	Gains and losses attributable to the Company’s investment in Energizer common stock, acquired as part of consideration received from the Company’s sale and divestiture of GAC to Energizer;
•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations (when applicable);
•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition (when applicable);
•

Foreign currency gains and losses attributable to multicurrency loans that were entered into with foreign subsidiaries in exchange for receipt of divestiture proceeds by the parent company and the distribution of the respective foreign subsidiaries’ net assets as part of the GBL and GAC divestures during the year ended September 30, 2019.  The Company has entered into various hedging arrangements to mitigate the volatility of foreign exchange risk associated with such loans;

•

Legal and litigation costs associated with Salus as they are not considered a component of the continuing commercial products company, but continue to be consolidated until the Salus operations can be wholly dissolved and/or deconsolidated; and

•

Incremental interest costs recognized for the extinguishment of the 6.625% Notes, including the cash payment of premium from early extinguishment and non-cash write-off of debt issuance costs during the six month period ended March 29, 2020;

•

Other adjustments primarily consisting of costs attributable to (1) expenses and cost recovery for flood damage at Company facilities in Middleton, Wisconsin during the three and six month periods ended March 31, 2019; (2) incremental costs for separation of a key executive during the six month periods ended March 29, 2020 and March 31, 2019; (3) incremental costs associated with a safety recall in GPC during the three and six month periods ended March 31, 2019; (4) operating margin on H&G sales to GAC discontinued operations during the three and six month period ended March 29, 2019; and (5) certain fines and penalties for delayed shipments following the completion of a GPC distribution center consolidation in EMEA during the six month period ended March 31, 2019.

Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% for the three and six month periods ended March 29, 2020 and March 29, 2019 based upon enacted corporate tax rate in the United States.

Page 14 / 19

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three and six month periods ended March 29, 2020 and March 31, 2019.

	Three Month Periods Ended		Six Month Periods Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Diluted EPS from continuing operations, as reported	$(1.29)	$(1.06)	$(2.09)	$(1.60)
Adjustments:
Restructuring and related charges	0.48	0.24	1.06	0.41
Transaction related charges	0.16	0.10	0.24	0.22
Debt refinancing costs	—	0.98	0.06	0.96
Loss on Energizer investment	2.37	0.10	1.47	0.09
Write-off from impairment of intangible assets	—	—	0.52	0.41
(Gain) Loss on assets held for sale	(0.16)	—	0.56	—
Foreign currency change on multicurrency divestiture loans	0.07	0.42	0.01	—
Salus	—	—	0.01	—
GPC safety recall	—	—	—	0.01
Depreciation & amortization on HPC long-lived assets	—	—	—	0.55
Other	—	0.02	—	0.08
Income tax adjustment	(0.72)	(0.54)	(0.75)	(0.65)
Total adjustments	2.20	1.32	3.18	2.08
Diluted EPS from continuing operations, as adjusted	$0.91	$0.26	$1.09	$0.48

The following summarizes transaction related charges for the three and six month periods ended March 29, 2020 and March 31, 2019:

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Coevorden operations divestiture	$1.5	$—	$1.7	$—
GBL divestiture	2.7	2.5	5.1	2.5
Omega Sea acquisition	1.3	—	1.3	—
Other	1.7	2.8	3.2	9.1
Total transaction-related charges	$7.2	$5.3	$11.3	$11.6

The following summarizes restructuring and related charges for the three and six month periods ended March 29, 2020 and March 31, 2019:

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Global productivity improvement plan	$21.2	$12.7	$47.9	$18.5
Other	0.7	(0.1)	1.5	3.0
Total restructuring and related charges	$21.9	$12.6	$49.4	$21.5

Page 15 / 19

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three and six month periods ended March 29, 2020 and March 31, 2019:

	Three Month Periods Ended				Six Month Periods Ended
(in millions, except %)	March 29, 2020	March 31, 2019	Variance		March 29, 2020	March 31, 2019	Variance
HHI	$329.1	$331.1	(2.0)	(0.6%)	$626.8	$636.2	(9.4)	(1.5%)
HPC	232.7	221.7	11.0	5.0%	554.8	538.9	15.9	3.0%
GPC	236.9	214.9	22.0	10.2%	442.7	419.6	23.1	5.5%
H&G	139.1	139.0	0.1	0.1%	185.0	192.3	(7.3)	(3.8%)
Net Sales	$937.8	$906.7	31.1	3.4%	$1,809.3	$1,787.0	22.3	1.2%

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and six month periods ended March 29, 2020 compared to reported net sales for the three and six month periods ended March 31, 2019:

	March 29, 2020
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales March 31, 2019	Variance
HHI	$329.1	$0.1	$329.2	$—	$329.2	$331.1	$(1.9)	(0.6%)
HPC	232.7	5.6	238.3	—	238.3	221.7	16.6	7.5%
GPC	236.9	1.6	238.5	(0.8)	237.7	214.9	22.8	10.6%
H&G	139.1	—	139.1	—	139.1	139.0	0.1	0.1%
Total	$937.8	$7.3	$945.1	$(0.8)	$944.3	$906.7	37.6	4.1%

	March 29, 2020
Six Month Period Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales March 31, 2019	Variance
HHI	$626.8	$—	$626.8	$—	$626.8	$636.2	$(9.4)	(1.5%)
HPC	554.8	10.8	565.6	—	565.6	538.9	26.7	5.0%
GPC	442.7	2.8	445.5	(0.8)	444.7	419.6	25.1	6.0%
H&G	185.0	—	185.0	—	185.0	192.3	(7.3)	(3.8%)
Total	$1,809.3	$13.6	$1,822.9	$(0.8)	$1,822.1	$1,787.0	35.1	2.0%

Page 16 / 19

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:

•

Stock based and other incentive compensation costs that consist of costs associated with long-term compensation arrangements and other equity based compensation based upon achievement of long-term performance metrics, and generally consist of non-cash, stock-based compensation; including certain incentive bridge awards due to changes in the Company’s long-term compensation plans that allow for cash based payment upon employee election which have been included in the adjustment but would not qualify for shared-based compensation;

•	Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments;
•

Transaction related charges consist of (1) transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business; and (2) divestiture related transaction costs that are recognized in continuing operations and post-divestiture separation costs consisting of incremental costs to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred as part of the divestitures and exiting of TSAs;

•	Gains and losses attributable to the Company’s investment in Energizer common stock, acquired as part of consideration received from the Company’s sale and divestiture of GAC to Energizer;
•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations (when applicable);
•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition (when applicable);
•

Foreign currency gains and losses attributable to multicurrency loans that were entered into with foreign subsidiaries in exchange for receipt of divestiture proceeds by the parent company and the distribution of the respective foreign subsidiaries’ net assets as part of the GBL and GAC divestures during the year ended September 30, 2019.  The Company has entered into various hedging arrangements to mitigate the volatility of foreign exchange risk associated with such loans;

•

Legal and litigation costs associated with Salus as they are not considered a component of the continuing commercial products company, but continue to be consolidated until the Salus operations can be wholly dissolved and/or deconsolidated; and

•

Other adjustments primarily consisting of costs attributable to (1) expenses and cost recovery for flood damage at Company facilities in Middleton, Wisconsin during the three and six month periods ended March 29, 2020 and March 31, 2019; (2) incremental costs for separation of a key executive during the six month periods ended March 29, 2020 and March 31, 2019; (3) incremental costs associated with a safety recall in GPC during the three and six month periods ended March 31, 2019; (4) operating margin on H&G sales to GAC discontinued operations during the three and six month period ended March 29, 2019;  and (5) certain fines and penalties for delayed shipments following the completion of a GPC distribution center consolidation in EMEA during the six month period ended March 31, 2019.

Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective periods.

Page 17 / 19

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income (loss) to adjusted EBITDA for the three month periods ended March 29, 2020 and March 31, 2019, including the calculation of adjusted EBITDA margin for each of the respective periods.

Three Month Period Ended March 29, 2020 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$60.8	$(6.2)	$27.2	$23.0	$(164.0)	$(59.2)
Income tax benefit	—	—	—	—	(19.0)	(19.0)
Interest expense	—	—	—	—	35.5	35.5
Depreciation and amortization	8.5	9.0	9.8	5.2	3.9	36.4
EBITDA	69.3	2.8	37.0	28.2	(143.6)	(6.3)
Share and incentive based compensation	—	—	—	—	14.6	14.6
Restructuring and related charges	0.2	1.7	6.4	0.2	13.4	21.9
Transaction related charges	—	2.7	3.6	—	0.9	7.2
Loss on Energizer investment	—	—	—	—	106.8	106.8
Gain on assets held for sale	—	—	(7.0)	—	—	(7.0)
Foreign currency translation on multicurrency divestiture loans	—	0.8	—	—	2.3	3.1
Salus	—	—	—	—	0.1	0.1
Adjusted EBITDA	$69.5	$8.0	$40.0	$28.4	$(5.5)	$140.4
Net Sales	$329.1	$232.7	$236.9	$139.1	$—	$937.8
Adjusted EBITDA Margin	21.1%	3.4%	16.9%	20.4%	—	15.0%

Three Month Period Ended March 31, 2019 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$43.6	$(6.6)	$19.6	$24.7	$(135.3)	$(54.0)
Income tax benefit	—	—	—	—	(22.7)	(22.7)
Interest expense	—	—	—	—	94.2	94.2
Depreciation and amortization	8.3	9.2	10.6	4.8	3.7	36.6
EBITDA	51.9	2.6	30.2	29.5	(60.1)	54.1
Share and incentive based compensation	—	—	—	—	17.3	17.3
Restructuring and related charges	0.4	1.3	2.3	0.3	8.3	12.6
Transaction related charges	0.4	0.9	0.3	—	3.7	5.3
Loss on Energizer investment	—	—	—	—	5.0	5.0
Foreign currency loss on multicurrency divestiture loans	—	—	—	—	21.8	21.8
Other	—	(0.3)	—	(0.2)	—	(0.5)
Adjusted EBITDA	$52.7	$4.5	$32.8	$29.6	$(4.0)	$115.6
Net Sales	$331.1	$221.7	$214.9	$139.0	$—	$906.7
Adjusted EBITDA Margin	15.9%	2.0%	15.3%	21.3%	—	12.7%

Page 18 / 19

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income (loss) to adjusted EBITDA for the six month periods ended March 29, 2020 and March 31, 2019, including the calculation of adjusted EBITDA margin for each of the respective periods.

Six Month Period Ended March 29, 2020 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$95.0	$18.8	$(26.0)	$14.4	$(199.1)	$(96.9)
Income tax benefit	—	—	—	—	(18.3)	(18.3)
Interest expense	—	—	—	—	70.4	70.4
Depreciation and amortization	16.6	17.8	25.9	10.3	7.4	78.0
EBITDA	111.6	36.6	(0.1)	24.7	(139.6)	33.2
Share and incentive based compensation	—	—	—	—	29.1	29.1
Restructuring and related charges	0.7	2.8	16.7	0.4	28.8	49.4
Transaction related charges	—	4.3	5.0	—	2.0	11.3
Loss on Energizer investment	—	—	—	—	68.3	68.3
Loss on assets held for sale	—	—	25.7	—	—	25.7
Write-off from impairment of intangible assets	—	—	24.2	—	—	24.2
Foreign currency loss on multicurrency divestiture loans	—	0.7	—	—	(0.3)	0.4
Salus	—	—	—	—	0.4	0.4
Other	—	—	—	—	0.5	0.5
Adjusted EBITDA	$112.3	$44.4	$71.5	$25.1	$(10.8)	$242.5
Net Sales	$626.8	$554.8	$442.7	$185.0	$—	$1,809.3
Adjusted EBITDA Margin	17.9%	8.0%	16.2%	13.6%	—	13.4%

Six Month Period Ended March 31, 2019 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income from continuing operations	$87.3	$(14.7)	$31.4	$22.8	$(209.8)	$(83.0)
Income tax benefit	—	—	—	—	(26.0)	(26.0)
Interest expense	—	—	—	—	151.2	151.2
Depreciation and amortization	16.8	47.3	21.3	9.6	7.6	102.6
EBITDA	104.1	32.6	52.7	32.4	(77.0)	144.8
Share based compensation	—	—	—	—	23.2	23.2
Restructuring and related charges	3.2	1.5	4.9	1.0	10.9	21.5
Transaction related charges	0.9	5.5	0.9	—	4.3	11.6
GPC safety recall	—	—	0.6	—	—	0.6
Loss on Energizer investment	—	—	—	—	5.0	5.0
Foreign currency loss on multicurrency divestiture loans	—	—	—	—	21.8	21.8
Other	—	(0.1)	2.8	(0.7)	0.3	2.3
Adjusted EBITDA	$108.2	$39.5	$61.9	$32.7	$(11.5)	$230.8
Net Sales	$636.2	$538.9	$419.6	$192.3	$—	$1,787.0
Adjusted EBITDA Margin	17.0%	7.3%	14.8%	17.0%	—	12.9%

Page 19 / 19